UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC  20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date  of  Report  (Date  of  earliest  event  reported):  AUGUST  6,  2009


                           ORBIT INTERNATIONAL CORP.
             (Exact name of registrant as specified in its charter)



            DELAWARE                   0-3936               11-1826363
     (State or other jurisdiction    (Commission         (IRS Employer
         of incorporation)            File Number)       Identification No.)

             80 CABOT COURT
          HAUPPAUGE, NEW  YORK                           11788
     (Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code:  631-435-8300


                       NOT APPLICABLE
                       --------------
         (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230-425)

[  ]          Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17CFR 240.13e-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On August 6, 2009, Orbit International Corp. ("Orbit") issued a press release announcing its operating results for its second quarter and six months ended June 30, 2009. Although the Company had previously disclosed it had terminated the services of an investment banker to pursue strategic alternatives to enhance shareholder value, during the Company's investor conference call on the same date, the Company stated that it had hired a new investment banker, Stifel Nicolaus & Company, to perform those services. The press release contains a non-GAAP disclosure-Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted), that management feels provides useful information in understanding the impact of certain items to Orbit's financial statements. Orbit's press release is hereby furnished as follows:


                                [GRAPHIC OMITTED]



                                [GRAPHIC OMITTED]




                             FOR IMMEDIATE RELEASE
                             ---------------------

CONTACT          or        Investor Relations Counsel
-------                    ----------------------------
Mitchell Binder            Lena Cati, 212-836-9611
Executive Vice President   Linda Latman, 212-836-9609
631-435-8300               The Equity Group Inc.

         ORBIT INTERNATIONAL CORP. REPORTS 2009 SECOND QUARTER RESULTS
         -------------------------------------------------------------

  COMPANY RETURNS TO PROFITABILITY FOR THE QUARTER DESPITE CONTINUED CONTRACT
  ---------------------------------------------------------------------------
                                     DELAYS
                                     ------

    EXPECTS REVENUE GROWTH AND IMPROVED PROFITABILITY FOR SECOND HALF OF 2009
    -------------------------------------------------------------------------


Hauppauge, New York, August 6, 2009 - Orbit International Corp. (NASDAQ:ORBT), an electronics manufacturer, systems integrator and software solution provider, today announced results for the second quarter and six month period ended June 30, 2009.

SECOND  QUARTER  2009 VS.  SECOND  QUARTER  2008
-----------------------------------------------
-     Net  sales  increased  4%  to  $6,106,000  compared  to  $5,873,000;
-     Gross margin was 41.9% compared to 39.7%;
- Net income was $6,000 or $.00 per diluted share compared to net loss of $306,000 or $.07 per share; and,
- Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) was $310,000 ($.07 per diluted share) compared to $30,000 ($.01 per diluted share).

FIRST  HALF  2009 VS.  FIRST  HALF  2008
---------------------------------------
-     Net  sales  were  $12,153,000 compared to $12,483,000, a decrease of 2.6%;
-     Gross margin was 39.8% for both periods;
- Net loss was $347,000 or $.08 per share compared to net loss of $295,000 or $.07 per share;
- EBITDA, as adjusted, decreased to $261,000 ($.06 per diluted share) compared to $412,000 ($.09 per diluted share); and,
- Backlog at June 30, 2009 was $12.4 million compared to $15.3 million at mid-year 2008 and $14.3 million reported at March 31, 2009.

Dennis  Sunshine,  President  and  Chief  Executive  Officer  stated,
"Although second quarter net sales were below our expectations due to continued contract delays, we reported a 4% increase in sales, improved gross margin and significantly higher EBIDTA compared to the prior year. Our sales were once again impacted by contract delays that were, and continue to be beyond our control. As previously reported, approximately $4.5 million in orders for our ICS subsidiary in support of the MK119 Gun Console System that were expected in the first half of the year are still pending. Our customer has assured us that funding for this program is in place, and the release of this award will come shortly. The $1.9 million RCU order, which we expected in the first half, was received this month and announced earlier this morning. The receipt of the MK 119 order, along with our new RCU order should add approximately $6.4 million to our backlog in the current quarter and support future revenue in the second half of the year and into 2010."

Sunshine added, "Based upon our backlog of $12.4 million, and current delivery schedules on projects underway and several multi-million orders that are pending and expected shortly, together with anticipated business opportunities for new and retrofit programs, we remain confident that 2009 will be a year of improved operating performance. We have stated several times that although the Company does not have a seasonal business cycle, our operating performance for the last two years has typically been stronger in the second half of the year, and 2009 appears to be trending there as well. Furthermore, our ongoing focus on tightly managing costs should enhance the positive impact of revenue growth with an even greater improvement in profitability."

Sunshine continued, "Our confidence is based upon several design and prototype programs that have entered into full production quantity requirements in 2009. These include the $2 million Black Hawk helicopter retrofit and display upgrade contract awarded to our Electronics Group in late December 2008, for which shipments are scheduled in the second half of 2009 and the design and qualification award for the CH-53E Sea Stallion helicopter upgrade program awarded in January of this year. The Sea Stallion program has the potential to become a $3 million revenue program starting later this year and continuing through 2011."

Sunshine added, "In addition, over the last several quarters, Orbit was selected by several new customers as their supplier of choice for critical design and development program opportunities. These programs include the manufacture of:
Color Plasma Entry Panels for the U.S Navy Inventory Control Point; hot swappable DC power supplies for use as part of a nuclear power plant control system; a new COTS power supply which will be embedded on the advanced gun control system for the U.S. Navy's DDG-1000 Zumwalt Class Destroyers; a switch matrix system for ground mobile vehicle systems; and, ruggedized color displays for virtually all mass transit systems nationwide. Although these programs have the potential for large follow-on awards and a source of significant future revenue, the timing of these potential releases remains uncertain."

Sunshine noted, "Several of the new business opportunities that our Power and Electronics Groups are currently working on have been specifically identified by the U.S. Department of Defense as being critical for future military engagements abroad. We are pursuing follow-on awards from our expanded base of prime global defense electronics contractors, as the modernization and critical refurbishment of existing military equipment continues to be a top priority of the current administration."

Sunshine added, "Our Tulip subsidiary, located in Quakertown, PA., is in the process of relocating its operations to a larger manufacturing facility, several miles from the current facility. This subsidiary, which has been experiencing strong internal growth and pursuing several new business opportunities, will now have the capacity and capability to handle significant program quantity requirements without any production schedule interruptions. Several significant program opportunities that are using Tulip display and switch bezel solutions, are on either near completion of system qualification testing, or are incorporating several last minute design change requests prior to finalizing production awards."

Mitchell Binder, Chief Financial Officer, added, "Our financial condition remains strong. At June 30, 2009, total current assets were $20,796,000 versus total current liabilities of $4,024,000 for a 5.2 to 1 current ratio. It should be noted that our inventory has increased from year end which is primarily due to ICS, during the second quarter, commencing the procurement process for materials for the MK119 Gun Console System contract. In addition, with approximately $20 million and $7 million in federal and state net operating loss carryforwards respectively, we should continue to shield profits from federal and New York State taxes and enhance future cash flow."

Binder added, "Our cash and cash equivalents and marketable securities as of June 30, 2009 were approximately $3.1 million having used approximately $629,000 to repurchase shares under our $3 million treasury stock repurchase program. From August 2008 through July 31, 2009, a total of 280,617 common shares have been repurchased at an average price of $2.30 per share. Finally, our tangible book value at June 30, 2009 was $3.15 per share, increasing from $3.10 reported at March 31, 2009, but decreasing slightly compared to $3.19 reported at December 31, 2008."

Binder also stated, "As a result of lower than expected profitability due to customer contract delays described above, at June 30, 2009, the Company was not in compliance with two of its financial covenants with its primary lender. The Company believes it will obtain a waiver from its lender, but there can be no assurance that such waiver will be obtained. In the event such waiver is not obtained, all long term debt reflected on the Company's financial statements would be reclassified to current liabilities."

Binder concluded, "We continue to believe that the current trading price of our stock does not adequately reflect the present value of our Company nor the significance of several potential growth opportunities. Consequently, we intend to continue to purchase shares under our program subject to market conditions and at times when we deem it appropriate."

Sunshine concluded, "Our management continues to explore a number of strategic and financial alternatives that would enhance shareholder value, including the priority of synergistic acquisitions and/or the potential sale of the Company."

CONFERENCE  CALL
----------------
The Company will hold a conference call for investors today, August 6, 2009, at 11:00 a.m. ET. Interested parties may participate in the call by dialing 706-679-3204; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call. After opening remarks, there will be a question and answer period. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit's website. We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp. is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky. Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and associated analytical equipment. The Behlman military division designs, manufactures and sells power units and electronic products for measurement and display.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, but not limited to, statements regarding any acquisition proposal and whether such proposal or a strategic alternative thereto may be considered or consummated; statements regarding our expectations of Orbit's operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Orbit International's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports and its registration statement on Form S-3 containing a final prospectus dated January 11, 2006. For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

                           (See Accompanying Tables)



                                  ORBIT INTERNATIONAL CORP.
                              CONSOLIDATED STATEMENTS OF INCOME
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                         (UNAUDITED)

                                                    THREE MONTHS ENDED       SIX MONTHS ENDED
                                                         JUNE 30,                JUNE 30,
                                                    2009         2008      2009          2008
                                                   -----      -------    -------     --------
Net sales                                          $6,106     $5,873     $12,153     $12,483

Cost of sales                                       3,547      3,543       7,320       7,518
                                                   ------      -----      -------      ------
Gross profit                                        2,559      2,330       4,833       4,965

Selling general and administrative
   expenses                                         2,564      2,631       5,165       5,249

Interest expense                                       42         80          88         182

Investment and other income                           (56)       (82)        (76)       (178)
                                                    ------    -------     -------     -------
Net income (loss) before taxes                          9       (299)       (344)       (288)

Income tax provision                                    3          7           3           7
                                                    ------    -------    -------     --------
Net income (loss)                                  $    6     $ (306)    $  (347)    $  (295)
                                                    =====     ======     =======     ========

Basic earnings (loss) per share                    $ 0.00     $(0.07)    $ (0.08)    $ (0.07)
                                                   ======     ======     =======     =======
Diluted earnings (loss) per share                  $ 0.00     $(0.07)    $ (0.08)    $ (0.07)
                                                   ======     ======     =======     =======
Weighted average number of shares outstanding:
 Basic                                              4,364      4,508       4,320       4,504
                                                    =====      =====       =====       =====
 Diluted                                            4,413      4,508       4,320       4,504
                                                   ======      =====       =====       =====



                                 ORBIT INTERNATIONAL CORP.
                             CONSOLIDATED STATEMENTS OF INCOME
                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                        (UNAUDITED)

                                                     THREE MONTHS ENDED      SIX MONTHS ENDED
                                                          JUNE 30,               JUNE 30,
                                                      2009        2008     2009          2008
                                                     -----       ------    -----      -------
EBITDA Reconciliation (as adjusted)
-------------------------------------------------
Net income (loss)                                    $   6    $ (306)    $ (347)     $ (295)
Interest expense                                        42        80         88         182
Tax expense                                              3         7          3           7
Depreciation and amortization                          181       198        360         424
Stock based compensation                                78        51        157          94
                                                     -----    -------    -------     -------
EBITDA (1)                                           $ 310    $   30     $  261      $  412
                                                     =====    ======     ======      ======
Adjusted EBITDA Per Diluted Share Reconciliation
-------------------------------------------------
Net income (loss)                                    $0.00    $(0.07)    $(0.08)     $(0.07)
Interest expense                                      0.01      0.02       0.02        0.04
Tax expense                                           0.00      0.00       0.00        0.00
Depreciation and amortization                         0.04      0.05       0.08        0.10
Stock based compensation                              0.02      0.01       0.04        0.02
                                                     -----    -------    -------     -------
EBITDA per diluted share (1)                         $0.07    $ 0.01     $ 0.06      $ 0.09
                                                    ======    =======    =======     =======



(1) The EBITDA tables (as adjusted) presented are not determined in accordance with accounting principles generally accepted in the country-regionplaceUnited States of America. Management uses adjusted EBITDA to evaluate the operating performance of its business. It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions. EBITDA is also a useful indicator of the income generated to service debt. EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, income taxes and stock based compensation. Adjusted EBITDA as presented herein may not be comparable to similarly named measures reported by other companies.



                                                    SIX MONTHS ENDED
                                                        JUNE 30,
Reconciliation of EBITDA, as adjusted,
to cash flows from operating activities (1)         2009       2008
-------------------------------------------        ------     -------
EBITDA (as adjusted)                               $  261     $ 412
Interest expense                                      (88)     (182)
Tax expense                                            (3)       (7)
Bond amortization                                       5         8
Bad debt expense                                       10         0
Write-down of (gain on) marketable securities          39         0
Deferred income                                       (22)     (232)
Net change in operating assets and liabilities      1,153      (770)
                                                   -------   --------
Cash flows from (used in) operating activities     $1,355      (771)
                                                   ======   ========

Orbit  International  News Release                                        Page 8
August  6,  2009




ORBIT INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS

                                                                          JUNE 30, 2009  DECEMBER 31, 2008(2)
                                                                          -------------    ------------
                                                                            (UNAUDITED)
Current assets:
   Cash and cash equivalents                                               $ 2,130,000     $ 2,080,000
   Investments in marketable securities                                      1,020,000       1,127,000
                Accounts receivable, less allowance for doubtful accounts    3,854,000       6,333,000
   Inventories                                                              12,405,000      11,536,000
   Deferred tax asset                                                        1,159,000         850,000
   Other current assets                                                        228,000         198,000
                                                                            ----------      -----------
                            Total current assets                            20,796,000      22,124,000

Property and equipment, net                                                    772,000         655,000
Intangible assets, net                                                       2,098,000       2,346,000
Goodwill                                                                     2,909,000       2,909,000
Deferred tax asset                                                           1,000,000       1,322,000
Other assets                                                                   649,000         644,000
                                                                           -----------     ------------

 Total assets                                                              $28,224,000     $30,000,000
                                                                           ===========     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long term obligations                                $ 1,602,000     $ 1,777,000
                 Notes payable-bank                                              1,000         399,000
   Accounts payable                                                          1,100,000       1,499,000
                 Income taxes payable                                            5,000           6,000
   Accrued expenses                                                          1,186,000       1,185,000
   Customer advances                                                            45,000          37,000
   Deferred income                                                              85,000          85,000
                                                                            ----------       ----------
                             Total current liabilities                       4,024,000       4,988,000

Deferred income                                                                214,000         257,000
Long-term obligations                                                        4,315,000       5,029,000
                                                                             ---------      -----------
    Total liabilities                                                        8,553,000      10,274,000

Stockholders' Equity
 Common stock                                                                  493,000         477,000
 Additional paid-in capital                                                 21,299,000      21,032,000
 Treasury stock                                                               (629,000)       (529,000)
               Accumulated other comprehensive loss                            (16,000)       (125,000)
 Accumulated deficit                                                        (1,476,000)     (1,129,000)
                                                                            ----------      -----------
     Stockholders' equity                                                   19,671,000      19,726,000
                                                                            ==========      ===========
     Total liabilities and stockholders' equity                            $28,224,000     $30,000,000
                                                                          ===========     ============


(2) The balance sheet at December 31, 2008 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by accounting principles generally accepted in the country-regionplaceUnited States of America for complete financial statements.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:     August 6, 2009


                              Orbit International Corp.


                                By: /s/ Dennis Sunshine
                                    -----------------------------
                                    Dennis Sunshine
                                    Chief Executive Officer and President